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                                   CART, INC.

                      OFFICIAL ORGANIZER/PROMOTER AGREEMENT

                                CHICAGO, ILLINOIS

                           DRAFT as of: May 11, 1998


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                                   CART, INC.
                      OFFICIAL ORGANIZER/PROMOTER AGREEMENT



The undersigned hereby applies for the right to conduct a FedEx Championship Series (herein sometimes referred to as "the Series") race Competition sanctioned or co-sanctioned by CART, Inc. ("CART"), upon the following terms and conditions. It is understood that this is an application only until accepted and approved by CART in writing and that this Competition shall not be advertised or communicated to the public, press or any other media or business arrangement as having been approved by CART until this application has been so approved and until an official sanction has been granted by CART.


         Track:                     Chicago Motor Speedway
         Location:                          Cicero, Illinois
         Organizer/Promoter:        Ganassi Group, L.L.C.
         Address:                           c/o Brendan McManus, 35th floor
                                            One Oxford Centre
                                            Pittsburgh, PA  15219
         Telephone:                         (412) 391-3660
         Facsimile:                         (412) 391-4013
         Race Distance:          200 miles
         Track Length and Type:     One Mile oval
         Postponed Date:            next clear day or as mutually agreed


DEFINITIONS:

          A. The term "Competition" as used herein shall include the annual Championship Car race(s) designated hereinabove, as well as all time trials, practice runs and rain or postponed dates related thereto.

          B. The term "Event" as used herein shall include the Competition(s) as well as any other race(s), race-related activities or any other activities associated with the Competition(s), as approved by CART hereunder.

          C. The terms "Dollars" and "$" refer to the lawful currency of the United States of America.

          D. References in this Agreement to "FedEx" shall be to Federal Express Corporation, and/or (where applicable) any successor or additional Series title or co-title sponsor.

          E. References in this Agreement to "PPG" shall be to PPG Industries, Inc., and/or (where applicable) any successor Series title or co-title sponsor.






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          1.   A.   Subject to compliance with all the terms and conditions set forth in this Agreement, Organizer/Promoter shall organize,promote and conduct a FedEx Championship Series race Competition in the following year(s): 1999, 2000, 2001, 2002 and 2003. Notwithstanding anything herein to the contrary, CART shall have the option, exercisable by written notice given to Organizer/Promoter within thirty (30) days after the 1999 Event to terminate this Agreement without further liability after the conclusion of the 2000 Event, based on objectively defined quantifiable dissatisfaction with the facility.

               B. The date for the 1999 race will be a fall date, to be mutually agreed. CART and Organizer/Promoter will mutually agree as to the dates for the subsequent races.

               C. Organizer/Promoter agrees not to organize, promote, conduct, authorize or permit the staging of any other major motor racing event(s) at the track designated hereinabove, without the written approval of CART, within the following period of time either preceding or following any Competition hereunder: two (2) weeks.

               D. In addition to the annual FedEx Championship Series Competition to be conducted by Organizer/Promoter, the other races to be held during each Event shall include up to three
                    (3) support races to be provided by CART, subject to a further mutual agreement as to the commercial terms for such additional races.


          2. The total Organization and Rights Fee payable for the 1999 Competition shall be One Million Seven Hundred Fifty Thousand ($1,750,000.00) Dollars and shall be paid to CART as follows:

               A. Fifteen (15%) percent, or Two Hundred Sixty Two Thousand Five Hundred ($262,500.00) Dollars by January 1, 1999.

               B. Thirty-five (35%) percent, or Six Hundred Twelve Thousand Five Hundred ($612,500.00) Dollars by May 1, 1999.

               C. The balance due of Eight Hundred Seventy Five Thousand ($875,000.00) Dollars not later than thirty (30) days prior to the date of the race.


          3. The total Organization and Rights Fee payable for the 2000 Competition shall be One Million Eight Hundred Thirty Seven Thousand Five Hundred ($1,837,500.00) Dollars and shall be paid to CART as follows:

               A. Fifteen (15%) percent, or Two Hundred Seventy Five Thousand Six Hundred Twenty Five ($275,625.00) Dollars by January 1, 2000.




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               B.   Thirty-five (35%) percent, or Six Hundred Forty Three
                    Thousand One Hundred Twenty Five ($643,125.00) Dollars by May 1, 2000.

               C. The balance due of Nine Hundred Eighteen Thousand Seven Hundred Fifty ($918,750.00) Dollars not later than thirty
                    (30) days prior to the date of the race.


          4. The total Organization and Rights Fee payable for the 2001 Competition shall be One Million Nine Hundred Twenty Nine Thousand Three Hundred Seventy Five ($1,929,375.00) Dollars and shall be paid to CART as follows:

               A. Fifteen (15%) percent, or Two Hundred Eighty Nine Thousand Four Hundred Six ($289,406.00) Dollars by January 1, 2001.

               B. Thirty-five (35%) percent, or Six Hundred Seventy Five Thousand Two Hundred Eighty One ($675,281.00) Dollars by May 1, 2001.

               C. The balance due of Nine Hundred Sixty Four Thousand Six Hundred Eighty Eight ($964,688.00) Dollars not later than thirty (30) days prior to the date of the race.


          5. The total Organization and Rights Fee payable for the 2002 Competition shall be Two Million Twenty Five Thousand Eight Hundred Forty Four ($2,025,844.00) Dollars and shall be paid to CART as follows:

               A. Fifteen (15%) percent, or Three Hundred Three Thousand Eight Hundred Seventy Seven ($303,877.00) Dollars by January 1, 2002.

               B. Thirty-five (35%) percent, or Seven Hundred Forty Four Thousand Four Hundred Ninety Eight ($744,498.00) Dollars by May 1, 2002.

               C. The balance due of One Million Sixty Three Thousand Five Hundred Sixty Eight ($1,063,568.00) Dollars not later than thirty (30) days prior to the date of the race.


          6. The total Organization and Rights Fee payable for the 2003 Competition shall be Two Million One Hundred Twenty Seven Thousand One Hundred Thirty Six ($2,127,136.00) Dollars and shall be paid to CART as follows:

               A. Fifteen (15%) percent, or Three Hundred Nineteen Thousand Seventy ($319,070.00) Dollars by January 1, 2003.

               B. Thirty-five (35%) percent, or Seven Hundred Forty Four Thousand Four Hundred Ninety Eight ($744,498.00) Dollars by May 1, 2003.





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               C.   The balance due of One Million Sixty Three Thousand Five
                    Hundred Sixty Eight ($1,063,568.00) Dollars not later than thirty (30) days prior to the date of the race.


          7. Organizer/Promoter expressly understands and agrees that said Organization and Rights Fees are intended to be net and are non-refundable except as expressly provided in this Agreement. If said Organization and Rights Fees are not paid to CART in the manner and by the time provided above, CART shall have the option to declare this Agreement terminated, in which circumstance CART will be relieved from any further liability or responsibility hereunder, and in addition, Organizer/Promoter shall forthwith pay to CART and CART shall be entitled to enforce collection of the amount required under this Agreement for the current year and the next following year as liquidated damages and not as a penalty, together with all costs incurred by CART in connection therewith, including reasonable attorney fees, and interest at the rate of twelve (12%) percent per annum.


          8. Organizer/Promoter shall not be responsible for any purse distribution whatsoever in respect to a Competition. CART must approve any and all awards given in conjunction with a Competition and/or for the FedEx Championship Series and CART agrees that such approval shall not be unreasonably withheld. Organizer/Promoter agrees to provide driver and owner trophies in recognition and representative of the achievements of at least the first three (3) finishing positions in each Competition.


          9.   A.   CART shall be responsible for providing not less than
                    eighteen (18) entrants for each Competition, and CART shall notify Organizer/Promoter of the number of entrants at least thirty (30) days prior to each Competition. If CART is unable to provide eighteen (18) entrants for any Competition, Organizer/Promoter shall have the right to cancel such Competition, providing that Organizer/Promoter first informs CART in writing of such intent, and provided further that eighteen (18) entries have not been received within seven (7) days after receipt by CART of such notice.
                    If Organizer/Promoter under these circumstances exercises this cancellation right, it will be entitled to the return of the portion of the Organization and Rights Fee theretofore paid for such Competition.

               B. Either party hereto shall have the right to cancel a Competition due to a "force majeure". "Force majeure" shall mean any event or circumstances (whether arising from natural causes, human or governmental agency or otherwise) beyond the control of the parties including by way of illustration, but not by way of limitation, strikes, lock-outs or other labor disputes, civil strife, war, flood, fire, or acts of God. If there is an unexpected cancellation due to a "force majeure", Organizer/Promoter will be entitled to the return of the portion of the Organization and Rights Fee theretofore paid, except that Organizer/Promoter agrees that CART may retain a sum equivalent to the necessary expenses reasonably incurred by CART in






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                    preparing for such Competition, which expenses shall be
                    mutually agreed by the parties provided, however, that if the parties are unable to agree informally as to the amount of such expenses, such dispute shall be submitted to binding arbitration and the result of such arbitration shall be enforceable by any court having jurisdiction.

               C. If Organizer/Promoter cancels or fails to stage a Competition for any reason other than those mentioned within this paragraph 9, Organizer/Promoter shall forthwith pay to CART and CART shall be entitled to enforce collection of the total amount required under this Agreement as liquidated damages and not as a penalty, together with all costs incurred by CART in connection therewith, including reasonable attorney fees, and interest at the rate of twelve (12%) percent per annum.


          10. Except as expressly provided herein, Organizer/Promoter owns and shall have exclusive control over all commercial rights to each Event including by way of illustration, but not by way of limitation, the right to sell and receive all the proceeds from Event sponsorships, signage, admission tickets, programs, novelties, concessions (including food and beverage), catering (including food and beverage), hospitality facilities, hotel rooms, expositions, displays, parking spaces, banquets and licenses to parades.


          11. Organizer/Promoter shall assume and perform all organizational and promotional activities for each Event except as otherwise provided herein, including but not limited to business organization, promotional activity, management, marketing, general affairs, selling tickets, track maintenance and accommodations of the press, and further understands and agrees that CART disclaims any warranty expressed or implied, as to the potential success of any Event organized hereunder.


          12. Organizer/Promoter shall organize and promote the races hereunder as major motor racing events. Organizer/Promoter shall have the right to on-site track entitlement, and revenues therefrom. On-site entitlement is to designate the title/name of the race at the venue, subject to CART approval which shall not be unreasonably withheld. All media releases, public announcements and public disclosures by either party or its employees or agents relating to this Agreement, including but not limited to promotional or marketing material, but not including any announcement intended solely for internal distribution at either party or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the disclosing party, shall be coordinated with and approved by the other in writing prior to the release thereof.


          13.  A.   CART hereby grants Organizer/Promoter the non-exclusive
                    right to use the names and logos of CART and the FedEx
                    Championship Series in its promotion of each Event during the term hereof, in accordance with all provisions contained in this Agreement. Any logo, design, mark or representation made, formulated, or






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                    developed in conjunction with such Event shall be subject to the prior written approval of CART. Any such logo, design, mark, or representation not disapproved within ten (10) days of submission to CART shall be deemed approved.

               B. Organizer/Promoter shall display in all advertising and publicity material including but not limited to news releases, posters, banners, program covers, brochures, tickets, passes, credentials and print and television advertising relating to each Event the phrase: "FedEx Championship Series" and the Series logo (as approved and supplied by CART). CART reserves the right to change such phrase and logo up to one hundred eighty (180) days prior to the Event.

               C. Organizer/Promoter shall include in its display of the Series name and logo the symbol (R) to indicate that they are registered marks. A sheet of camera ready art depicting these logos shall be provided by CART. Further, in promoting and advertising each Event, Organizer/Promoter shall promote the Competition as a part of the FedEx Championship Series or as otherwise designated by CART. Organizer/Promoter shall provide such verification of compliance with the provisions contained in this paragraph 13 as CART may reasonably request.

               D. Organizer/Promoter shall not use the names, logos or trademarks of CART or any Series sponsor for any purpose other than as herein defined.

               E. Upon the expiration or termination of this Agreement for any reason, Organizer/Promoter shall cease and desist any and all use of the names, logos or trademarks of CART or any Series sponsor or any colorable imitation, variation or adaptation thereof.

               F. CART and Organizer/Promoter shall promptly take such action as may be necessary to protect the names, logos and trademarks of CART, the Series, and the Series sponsors used in connection with the Event against any infringement or threatened infringement or any common law "passing off".


          14. Organizer/Promoter agrees that each Competition shall be organized, approved by CART and conducted in accordance with all applicable statutes, ordinances, regulations or other requirements of any government authority, the FIA (CART shall determine in its sole discretion the applicability of FIA requirements), and the CART Rule Book as amended from time to time and as the same may be modified or supplemented by any other rules, regulations, bulletins or releases that may be applicable to such Competition. CART reserves the right to terminate this Agreement at any time without further liability for failure of Organizer/Promoter to abide by any material aspect of said requirements, regulations, rules, or the terms and conditions of this Agreement, by so notifying Organizer/Promoter in writing and providing a ten (10) day right to cure (or such shorter period as may be reasonably deemed appropriate by CART under the circumstances). Organizer/Promoter acknowledges receipt of a copy of the CART Rule Book.






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          15.  Organizer/Promoter represents and warrants that it has or will have sole control of the track and of the premises upon which the track is located, including all facilities thereon, and that Organizer/Promoter has full authority to conduct each Event thereon as provided for herein for the defined scheduled term of each Event.


          16.  A.   Organizer/Promoter shall provide at its expense during each
                    Event the track, race course, and facilities in good repair and ready for use, and Organizer/Promoter shall permit CART or its insurance broker or other designated representative, and the FIA (CART shall determine in its sole discretion the applicability of FIA requirements) to inspect the track, race course and/or facilities before, during and after each Event. Except as provided in paragraph 16C, all repairs deemed necessary in order for the track to meet CART's safety requirements must be made at Organizer/Promoter's expense and the failure to make the necessary repairs may result in the postponement or cancellation of such Event, in CART's sole discretion. The track site, design and condition shall be subject to review and approval by CART.
                    Organizer/Promoter shall consult with CART on the layout and design of the track, including but not limited to the pit area, safety barriers, and other facilities for the Competition.

               B. Annually, five (5) months prior to each Event subsequent to 1999, Organizer/Promoter shall submit an engineering drawing(s) of proposed changes to the race circuit and other facilities for CART's approval. CART will have thirty (30) days to acknowledge approval or request changes. CART shall have the right to inspect the circuit for the purpose of verifying that the circuit is being constructed in accordance with the drawings as submitted and approved. Within sixty (60) days after the 1999 Event, CART and Organizer/Promoter shall mutually agree on the specific track and facility improvements to be implemented for the 2000 Event, and a written summary thereof shall be prepared and appended hereto. Thereafter, a similar process shall occur within sixty (60) days following each Event, in respect to improvements to be implemented for the following year's Event.

               C. Any changes to the safety system requested by CART will be identified and communicated by CART to Organizer/Promoter within one hundred twenty (120) days after the conclusion of the 1999 Event and each subsequent Event hereunder. Absent unforeseeable supervening circumstances, the parties agree that the cost of such changes to be implemented for any Event hereunder shall not exceed ten percent (10%) of the Organization and Rights Fee for such Event. The foregoing cost limitation shall be construed to exclude Organizer/Promoter's capital improvements/investments (i.e., fencing, barriers, gravel traps, etc.), as well as changes to the safety system requested by any third party (i.e., not mandated by CART).





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               D.   Organizer/Promoter shall be responsible for compliance with all environmental issues associated with this Event.


          17.  A.   Organizer/Promoter shall provide at its expense such
                    facilities as CART deems adequate for the use of CART personnel and those directly associated with the Event, including but not limited to race control facilities, facilities for participant registration, television, scoring, race car inspection, compiling and distributing media information, a media work area, and facilities and services as may be reasonably required by those who supply products and/or services for the Event. Further details of these and other operational and facility requirements of Organizer/Promoter are agreed to as outlined in SCHEDULE A attached hereto and made a part hereof.

               B. Organizer/Promoter at its expense shall provide, install and maintain the equipment necessary to operate CART's Timing and Scoring system, in accordance with the specifications supplied by CART. Organizer/Promoter will provide CART's timing and scoring provider free of charge at the start/finish line, on the Timing and Scoring structure and at least one other prominent location, space to affix and display the logo and/or officially designated status of CART's timing and scoring provider. Organizer/Promoter shall not sell or secure any timekeeping sponsorship which would be in effect during any CART Event.


          18. Organizer/Promoter shall at its expense furnish all facilities, personnel, equipment, and services for accommodating and controlling the public during each Event, for whose safety and comfort Organizer/Promoter is solely responsible and liable.


          19. Organizer/Promoter shall provide at its expense all necessary personnel as required by CART for the conduct of each Competition hereunder(other than the CART staff and officials), and Organizer/Promoter shall assume all the responsibilities pertaining to workers, volunteers and subcontractors necessary to properly staff the facility for the purposes of the Competition and the public for each Event weekend.


          20. Organizer/Promoter at its expense shall obtain and maintain insurance for each Event and all scheduled activities with an insurance company approved by CART. Such insurance must conform to the minimum coverages, specifications, limits, etc., as set forth in SCHEDULE B attached hereto and made a part hereof. If Organizer/Promoter fails to maintain such policies with the required minimum coverage throughout the Event, CART may cancel such Event immediately with prior notice to Organizer/Promoter, or CART may, in its discretion, obtain the required insurance from an approved insurance company, with acceptable terms, at Organizer/ Promoter's expense.





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          21.  Only those individuals approved by CART or Organizer/Promoter, including but not limited to drivers and pit crew and necessary fire, wrecker, ambulance and security crews, shall have access to or be allowed in the paddock, garage and pit areas, the racing surface, and other areas to which admission by the general public is normally prohibited during the Event, and Organizer/Promoter shall be solely responsible and provide sufficient security personnel in such areas to enforce this provision at all times during each Event. Such access must be in compliance with the CART Rule Book and may not interfere with or adversely affect the Competition.


          22. Organizer/Promoter shall honor CART's Unified Credential System and shall comply with the facility access provisions implemented by CART, as set forth in SCHEDULE C attached hereto and made a part hereof, and as the same may be amended by future discussions and concurrence between CART and its race promoters through the promoter group.


          23. CART shall have the exclusive right to contract out or to take or cause to be taken by others, make, broadcast, rebroadcast, use, reproduce, transmit, copyright, sell, license or otherwise dispose of for any purpose whatsoever, television pictures, sound film and tape, motion pictures, still photographs,electronic images and sound of each Event, including the non-exclusive right to market for commercial purposes the name, identity, likeness and logo(s) of the track, on a composite basis with other tracks where CART races are conducted. CART shall retain all national, international and local broadcast rights including broadcast television, cable and radio. Organizer/Promoter will assure that the presence of personnel and equipment for these or similar purposes shall not be inconsistent with the rights of CART herein provided and shall not interfere or conflict with the exercise of any such rights by CART as herein provided.


          24. Organizer/Promoter recognizes and acknowledges that CART has entered or intends to enter into a television contract with a national broadcast or cable network for the coverage of each Competition hereunder.

               A. Detailed operational and facility requirements of Organizer/Promoter in respect to television and other on-site media are identified in SCHEDULE A.

               B. CART has arranged with the television production companies (subject to network approval) to provide the video portion of the program feed from the mobile unit to Organizer/Promoter, so that Organizer/Promoter may feed the video signal as a courtesy to the media center and hospitality suites. CART agrees to exercise all reasonable efforts to include the in car camera feed, but Organizer/Promoter acknowledges the ultimate decision on this remains with the television production company. The feed is limited to on-site press and hospitality use only. Any other feeds to hotels, bars, or other establishment(s) whether on-site or off, are strictly





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                    prohibited. Organizer/ Promoter shall be responsible for the installation and maintenance of appropriate cable originating at the television compound which will then feed the system. Maintenance and operation of the system is the sole responsibility of Organizer/Promoter.

               C. CART and Organizer/Promoter agree that it is in the best interest of the sport, its promoters and sponsors to have the same on-site and television title sponsor. CART and Organizer/Promoter recognize and agree that all television entitlements are derived from a privilege granted by the television network and are subject to network approval. In the event Organizer/Promoter provides CART with a television entitlement sponsor, such sponsor must agree to: (i) purchase one (1) of several commercial unit package options for either network or cable coverage to be published by CART or its designee each year, (ii) enter into a negotiated agreement with CART or its designee, or (iii) guarantee a payment for entitlement in return for which Organizer/Promoter will receive eight (8) thirty (30) second commercial units to package with its on-site title. The published rate option packages and payment option will be made available to Organizer/Promoter at least one (1) year in advance.

               D. Organizer/Promoter may, at its option, and subject to approval by CART or its designee and the appropriate network, elect to guarantee over-the-air broadcast network coverage of its Event. In this event Organizer/Promoter will be required to provide a television title sponsor subject to: (i) purchase of one (1) of several published minimum commercial unit packages, (ii) enter into a negotiated agreement with CART or its designee, or (iii) guarantee a payment for entitlement to be determined each year. In the payment option (iii) Organizer/Promoter will receive eight
                    (8) thirty (30) second units in the telecast to package with its on-site title.

               E. In the event Organizer/Promoter elects not to provide CART with a television entitlement sponsor or to guarantee over-the-air broadcast network coverage, then CART or its designee shall have the option to secure a television entitlement sponsor which need not be the same as the on-site entitlement sponsor.

               F. CART and Organizer/Promoter agree that the policy and terms set forth as a condition of television coverage of this Event may change from time to time, and, therefore, the television agreement may supersede portions of this Agreement. In the event that the television agreement supersedes a portion of this Agreement, CART will immediately notify Organizer/Promoter and work toward a mutually agreed upon solution.


          25. Organizer/Promoter recognizes and acknowledges that CART has the right to contract for official sponsors for the FedEx Championship Series, which need not coincide with specific Event sponsors, as well as to grant other official product designations on a Series wide basis, in CART's sole discretion.

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          26.  A.   PPG shall have the exclusive right to provide any and all
                    pace cars throughout the entire Event. In addition, only PPG pace cars shall be allowed to participate in the parade laps immediately preceding the start of the Championship Car race. Further details of these and other responsibilities of Organizer/Promoter to PPG are agreed to as outlined in SCHEDULE D attached hereto and made a part hereof.

               B. The Events shall be included in the FedEx sponsorship and marketing program, in each year such Event(s) are conducted pursuant to this Agreement, including extensions and/or renewals thereof, up to and including the year 2001, provided the FedEx Series Sponsorship Agreement is then in full force and effect, or longer if such Agreement is extended, provided, however, CART may terminate such participation as of December 31, 2000, upon notice to Organizer/Promoter of such intent by July 1, 2000. Details of the FedEx sponsorship and marketing program and the responsibilities of Organizer/Promoter to FedEx are agreed to as outlined in Schedule "G" attached hereto and made a part hereof.


          27. Organizer/Promoter agrees that the scheduled CART activities during each Event, including those associated with the Competition, PPG Pace Car on track activities, Indy Lights and CART's other support series, shall have priority over any other race or other activity scheduled during such Event. Organizer/Promoter will not schedule any supporting races or ancillary activities on the same day as registration or inspection, or on any other day during an Event, without prior written approval of CART which shall not be unreasonably withheld. Further details of these and other scheduling considerations/requirements are agreed to as outlined in SCHEDULE E attached hereto and made a part hereof.


          28. CART shall conduct mutually agreed upon grid/pre-race activities which shall include but are not limited to the pole awards, other contingency award activities, driver introductions, etc.


          29. CART shall maintain control of the Victory Circle location, facilities and proceedings. Details of these proceedings and the requirements of Organizer/Promoter in regard thereto are agreed to as outlined in SCHEDULE F attached hereto and made a part hereof.


          30. CART shall have reasonable access to the PA system in order for CART to fulfill its contractual obligations to its sponsors and inform participants and spectators of activities during the Event.

          31.  A.   CART merchandise, as supplied by CART or its licensed
                    representative, will be afforded the opportunity to be sold from its own official concession stand to be located in a prominent, high-traffic location, generally near the paddock area. CART or its licensed representative shall pay to Organizer/Promoter $1,500.00 for each CART concession stand provided by Organizer/Promoter. Selected items of merchandise may also be prominently offered for sale in the track concession sales booths. Merchandise placed in the track concessionaire booths will be done so on a consignment basis with the concessionaire given a forty (40%) percent discount on the retail price of all merchandise sold. Retail prices will be agreed upon in writing prior to the merchandise being placed in concessionaire booths. All accounting will be completed by noon of the second day following the conclusion of each Event. All payments will be made and unsold merchandise returned at the same time.

               B. It is Organizer/Promoter's responsibility to insure that any and all concessions and/or merchandise is properly licensed. In the event that CART discovers any unlicensed products, it will have the right to take reasonably appropriate action in its sole discretion.

               C. All CART Championship Car teams will be afforded the opportunity to sell merchandise within the confines of the race facility. All teams will be in a prominent, high-traffic location. Participating teams will pay a rights fee for the location, which fee shall be (i) consistent with the then current market price and (ii) no less favorable than the terms and conditions provided to other vendors located within the same area.


          32.  In conjunction with the CART Winner's Circle Club,
               Organizer/Promoter shall provide at its expense:

               A. Limited access to restricted areas for club members during group tours and club functions.

               B. Inclusion of a CART Winner's Circle Club advertisement in the official race program, not to exceed one (1) page. Camera ready art shall be provided by CART or its designee.

               C.   Covered facility for meetings with a PA system.


          33. Organizer/Promoter shall cooperate with CART in its spectator research efforts, including but not by way of limitation allowing CART representatives access to spectators for personal interviews and questionnaire distribution and inclusion of a CART questionnaire in the official race program, for which camera ready art will be provided. The results of such research shall be made available to Organizer/Promoter.

          34.  A.   In addition to the FedEx Series sponsorship and marketing
                    program, CART shall have the right to designate up to seven
                    (7) exclusive sponsorships utilizing the following entitlements to be provided by Organizer/Promoter for each sponsorship at no cost to CART except as otherwise stated:

                    -    Series-wide product category exclusivity;

                    - Twenty Thousand ($20,000.00) Dollar hospitality credit which can be applied to facility, food and beverage;

                    - Acknowledgement by Organizer/Promoter as an Event sponsor, with such recognition to include all entitlements normally afforded an associate Event sponsor;

                    -    Inclusion in the Event press kit;

                    - One full page, four-color advertisement in the Event souvenir program;

                    -    One page of editorial in the Event souvenir program;

                    -    One 40' x 40' expo/sampling space;

                    -    Twenty (20) big screen messages (street courses only);

                    - Twenty (20) public address announcements over Event weekend;

                    -    One Hundred (100) grandstand admission tickets;

                    -    One Hundred (100) restricted area credentials;

                    - Track side signage, which receives significant exposure to the global audience; CART and Organizer/Promoter to agree on size and placement;

               All costs associated with the design and production of the advertising page and wall signs shall be borne by Sponsor. For each such sponsorship sold by CART, Organizer/Promoter shall receive One Hundred Thousand ($100,000.00) Dollars in return for the above listed entitlements. The parties acknowledge the following categories represent acceptable potential sponsorships:

                    -    payment systems

                    -    confectionery

                    -    snacks

                    -    film

                    -    camera

                    -    electronics (i.e., television, hi-fi, audio, etc.)

                    -    long distance

               Organizer/Promoter shall have the right to market the race to sponsors in the seven (7) exclusive marketing categories so long as CART has not secured Series wide sponsorship in that category six (6) months prior to the Event that year. Organizer/Promoter shall not market sponsorship in these categories for more than one Event at a time. Further, Organizer/Promoter shall promptly notify CART of any proposed sponsorship involving one of the released categories, and may consummate such sponsorship only if CART does not then have consummated or pending the sale of the category Series wide. If CART secures Series wide sponsorship of a category after six (6) months prior to the Event and Organizer/Promoter has not consummated sponsorship in that category, the category shall become exclusive to CART and Organizer/Promoter shall not sell further sponsorship of that category.

               B. Organizer/Promoter shall provide CART with two (2) pages in the Event Program without charge for CART's own use. CART's placement of advertising within the Program shall be sensitive to Organizer/Promoter's existing commercial and promotional relationships.

               C. Organizer/Promoter recognizes that each participating team has a race sponsor. Organizer/Promoter agrees that each team may place its team name and sponsor(s) on both sides of the wall in the team's assigned pit box, subject to applicable governmental laws and regulations.


          35. Organizer/Promoter shall provide CART at no cost a preferred location pit row suite or other mutually agreed upon hospitality provisions for not less than forty (40) guests per day. Hospitality provisions will include food and beverage (alcoholic and non-alcoholic) as associated with pit suite participation.


          36. If appropriate as determined by CART in its sole discretion, each Competition shall appear on the FIA calendar as a full international FIA event. Organizer/Promoter agrees to file this listing through CART and reimburse CART for all applicable listing fees. In addition, Organizer/Promoter agrees to pay through CART the applicable National Motorsports Council assessments, as determined by the Council's Executive Committee.


          37. Organizer/Promoter agrees to indemnify and hold harmless CART, its directors, officials and officers, participants, agents and employees, members and sponsors from any and all liabilities including liability resulting from negligence of the same (exclusive of gross negligence) and all costs and expenses, including attorneys fees incurred in the defense thereof, asserted or imposed upon CART, its directors, officials, official representatives, employees, officers, members and sponsors arising out of or as a result of an Event hereunder, directly or indirectly, and whether any such claim or liability arises before, during or after the Event.


          38. Organizer/Promoter agrees not to take any action adverse to the interest of CART and, in consideration of the acceptance and approval of this application, releases and discharges CART and its officials and representatives from all liability for personal injury that may be received, and from all claims and demands for damages to real or personal property or to any person growing out of or resulting from an Event hereunder, whether caused by any construction or condition or any track or track equipment, cars or debris, or resulting from any act or failure of any official or any person assisting the officials serving in connection therewith.


          39. Nothing contained herein shall be construed to place CART in the relationship of a partner or joint venturer with Organizer/Promoter, and Organizer/Promoter shall have no power to obligate or bind CART in any manner whatsoever other than as specifically provided for herein. Neither party undertakes by this Agreement to perform any obligations of the other, whether regulatory or contractual, or to assume any responsibility for the other's business or operations.


          40. The validity, interpretation and construction of this Agreement shall be governed and construed by the laws of the State of Michigan. Any litigation commenced by a party to this Agreement as the result of any alleged breach of this Agreement shall be commenced in the circuit court for the County of Oakland, State of Michigan, or in the appropriate lower district court in said county, or in the U.S. District Court for the Eastern District of Michigan, and the parties hereby consent to such personal jurisdiction.


          41. This Agreement is not transferable or assignable except by Organizer/Promoter to Chicago Motor Speedway, L. L. C., Cicero, Illinois. Any transfer or assignment in violation of this provision shall be void. A transfer of more than forty-nine (49%) percent of the voting stock or other controlling interest in Organizer/Promoter, in one or more transactions (other than to the legal spouse, heirs, next-of-kin or estate of a deceased transferor, or a deceased principal of a transferor), without CART's prior written approval, is deemed to constitute a transfer. A transfer of less than forty nine (49%) percent may also constitute a transfer for such purposes, if coupled with the imposition of super majority voting requirements, so as to effectively result in a change in controlling interest. In the event that a prohibited transfer or assignment is attempted, such action will not be effective, and CART may elect to terminate this Agreement effective immediately.


          42. Any notice or written communication required or permissible hereunder shall be sent by registered mail (or certified mail with return receipt), postage prepaid, addressed as follows:

   To CART:                                  To Organizer/Promoter:

   Championship Auto Racing Teams, Inc.      Ganassi Group. L.L.C.
   755 W. Big Beaver Road, Suite 800         c/o Brendan McManus, 35th floor
   Troy, MI 48084                            One Oxford Centre
                                             Pittsburgh, PA  15219

          43.  A.   This Agreement (including the Schedules annexed hereto)
                    contains the entire agreement of the parties hereto and no representations, inducements, promises, or agreements, oral or otherwise, not embodied herein shall be of any force or effect. This Agreement may be modified only upon the written consent of the parties hereto.

               B. No waiver by either party, whether expressed or implied, of any provision of this Agreement or any breach or default shall constitute a continuing waiver thereof.

               C. Each and every of the rights, remedies and benefits provided by this Agreement shall be cumulative, and shall not be exclusive of any other said rights, remedies and benefits, or of any other rights, remedies and benefits allowed by law.

               D. If any provision in this Agreement is held to be invalid or unenforceable, it shall be ineffective only to the extent of the invalidity, without affecting or impairing the validity and enforceability of the remainder of the provision or the remaining provisions of this Agreement.


          44. The parties acknowledge the importance of each party's reputation, good will and public image and, accordingly, agree to maintain and enhance such image by restraining from taking any action contrary to the best interest of either party, or detracting from the reputation of either party. Each party shall refrain from making any statements about the other party that adversely affects, casts in an unfavorable light, or otherwise maligns the business or reputation of such other party or any of its principals.


          45. At all times, the terms and conditions of this Agreement are confidential to CART, Organizer/Promoter, their parent companies and their respective subsidiaries, and shall not be disclosed to any other entity or individual without the other party's prior written consent. Notwithstanding the foregoing, disclosure may be made if necessary to enforce a party's rights under this Agreement, or if required by any securities or other law or regulation or by a governmental agency, in which case any and all documents, information, or materials disclosed shall be marked "confidential" and such party shall seek confidential treatment of such information.


          46. The following Schedules are attached hereto, incorporated herein by reference as though set forth in their entirety in this Agreement, and labelled as follows:

                    SCHEDULE A - OPERATIONAL, MEDIA, AND OTHER FACILITY/SUPPLY
                                 REQUIREMENTS

                    SCHEDULE B - INSURANCE REQUIREMENTS

                    SCHEDULE C - UNIFIED CREDENTIAL SYSTEM AND FACILITY ACCESS
                                 PROVISIONS

                    SCHEDULE D - PPG PROGRAM AND OFFICIAL CARS

                    SCHEDULE E - EVENT ACTIVITIES

                    SCHEDULE F - POST RACE PROCEDURES/ACTIVITIES

                    SCHEDULE G - FEDEX SPONSORSHIP AND MARKETING PROGRAM


Any person or organization having responsibility in the organization, promotion or staging of any Competition, whether by contract or otherwise, shall co-sign this Agreement and shall be jointly responsible hereunder. Organizer/Promoter and the undersigned warrant and represent that Applicant has the full right and authority to enter into and perform this Agreement, and that the execution and delivery of this Agreement has been duly authorized by all necessary governmental and/or corporate action.


Date:
      -------------------------------        --------------------------------
                                             Applicant

                                             By:
                                                -----------------------------

                                             Its:
                                                 ----------------------------


Date:
      -------------------------------        --------------------------------
                                             Co-Signer's Signature





                                  CART APPROVAL

     The foregoing application is hereby approved and accepted in accordance with the terms stated therein.


Date:
     ----------------------------
                                        CART, Inc.

                                        By:
                                           -----------------------------------

                                        Its:
                                            ----------------------------------

                                  SCHEDULE "A"


                          OPERATIONAL, MEDIA, AND OTHER
                          FACILITY/SUPPLY REQUIREMENTS

     Pursuant to paragraph 17A of the Agreement, Organizer/Promoter shall provide at its expense except as otherwise specifically provided the following additional items. The specific items listed in this Schedule A reflect minimum requirements for certain areas, and should not be construed as inclusive of all necessary items Organizer/Promoter must provide.


A.  MEDIA AREAS

GENERAL SET-UP REQUIREMENTS:

     - The deadline for having the press facility fully operational is 5:00 p.m. on the day prior to the commencement of CART on-track activities. Among those items that must be fully operational include: televisions in place with cable hookups; all seats assigned with placards in the deadline media area with help from CART Public Relations staff; all telephones are in place, have service and are operational; unrestricted phone lines with instruments for CART are in place and operational with no restrictions; all media-related bins and press-kit tables are in place as well as labeled, if need be; power supplies are in place and working throughout; press conference area is operational in regard to setup of microphones, sound system, speakers, lectern, scaffolding and media seating.

     - The auxiliary and/or photo press room also must be fully operational with all the above items located in the main area and staffed with track representatives.

     - It is required that a track public relations representative is at the media center the day prior to the commencement of CART on-track activities.

     - The track will provide runners to retrieve daily statistical information from Omega Timing and Scoring. The person(s) and procedure must be in place on the day prior to the commencement of CART on-track activities.


PRESS ROOM FACILITIES:

          Solid, climate controlled, weatherproof and noise-insulated structures, sufficient in size to accommodate the number of attending media representatives and capable of supporting separate work areas as follows. Ample televisions, power, telephones and working materials will be provided for each area, with specific requirements identified within this Schedule A:

          -    Deadline Media

          -    Non-deadline Media

          -    Photo Media, with lockers provided

          -    Event Media Relations

          -    Support Event(s) Media Relations

PRESS CONFERENCE/INTERVIEW AREA FACILITIES:

          Solid, climate controlled, weatherproof and noise insulated structure. Area shall be set-up with skirted tables and chairs placed on a raised podium, and a lectern for the moderator. Proper lighting for television and photographers is required. A CART approved backdrop shall be placed behind the drivers' interview tables.

VIEWING STANDS FACILITIES:

     - Required for venues that do not provide a legitimate track view from the media center or a press box

     - Viewing stand will not be a section of seating roped off in a general spectator area

     - Viewing stand should be in or near the suite section or its own entity and should be under cover

     - Viewing stand needs tables and chairs and the seats are to be assigned with help from the CART Public Relations staff

     - Viewing stand needs to be staffed by a track public relations representative

     -    Requires a cooler of cold beverages for the media

     - A shuttle service should be considered if the viewing stand is a good distance from the media center

CART COMMUNICATIONS DEPARTMENT OFFICE FACILITIES:

     - Requires an area in the main deadline press facility, an enclosed office if available

     -    Area needs to have enough table space and seating for a minimum of six
          (6) CART representatives

EQUIPMENT:

     Photocopy Machines - A minimum of two (2) photocopy machines, which shall be print quality high speed photocopiers with collating and stapling capability.

     Fax Machines - A minimum of three (3) fax machines.

     Televisions - The amount of televisions will be specified for each venue, with the size of the media center as well as additional auxiliary areas being taken into consideration; televisions are required in ALL media areas, including auxiliary areas; recommend that televisions are either mounted to the wall with swivel hinges or on wheel carts; the amount of televisions can be reduced if a big-screen television (54) inches is utilized for a video feed in a primary location; a minimum of three (3) televisions shall be provided in the viewing stands; the CART Communication Department office must have a minimum of five (5) televisions for timing and scoring and video feed.

         Sound System - A sound system for press conferences will be provided by the track; the requirements include four (4) microphones for the podium; one (1) microphone for the speaker at the lectern; speakers; and a mult box for radio media to plug into and record.


B.  ACCREDITATION FACILITIES

LOCATION:

          -    easily accessible by public transport

          -    adequate car parking

          -    within fifteen (15) minutes walking distance to the track

SIZE:
          -    minimum of 12 feet x 40 feet working area

          -    separate area for office and/or storage of computer cases

          -    20 feet minimum of table/desk space

          -    seating for a minimum of ten (10) people

          -    ample space inside/under cover to allow for queuing of guests

          -    entrance and exit doors

TEMPERATURE:

          - heating/air conditioning control to maintain adequate temperature for computers

SIGNAGE:

          -    directing people to registration area

          -    "entrance" and "exit" signs to provide smooth flow

          - external signage upon leaving showing way to parking areas and entrances

          -    identifying separate series within one credential area

SECURITY:

          -    all doors, windows to be lockable

          - in the case of a temporary structure an internal fully secure facility should be provided and/or overnight security.

CLEANING:

          -    the facility should be cleaned at the end of each day

C.  OPERATIONS

FACILITIES:

     Solid, quiet, climate controlled, weatherproof structure capable of accommodating a minimum of sixty (60) people.

     A separate climate controlled timing and scoring structure with an uninterrupted view of the front straight and last turn.

EQUIPMENT:

     One (1) print quality hi-speed photo copier with collating and stapling capability. (Option -CART may invoice Organizer/Promoter in an agreed amount in lieu of Organizer/Promoter supplying this machine.)


     Three (3) golf carts for exclusive use by CART. One (1) for the Communications staff, one (1) for the CART C.E.O., and one (1) for CART broadcast services.

COMMUNICATION CIRCUITS:

     Land line communication system connecting all trackside observer stations, pit in, pit out, pit center, race control and starter stand.

     Private land line communication circuit connecting timing and scoring, race control, pit center and starter stand.

FUEL:

     Organizer/Promoter will provide fuel for all safety vehicles and the jet dryer:

     Track Dryer - Jet A - approximately five hundred (500) gallons Safety Vehicles - gasoline - approximately two hundred (200) gallons

GENERAL:

     Minimum of three hundred fifty (350) pounds of ice each day from Thursday until Sunday of race weekend (including any rain dates).

     Worker lunches and drinking water will be provided for each day of the Event weekend. CART will identify the quantity to be supplied.

     All areas and utilities shall be accessible for use by CART on or before 8:00 AM the Wednesday prior to the published race date.


D.  TELEVISION AND RADIO

FACILITIES:

     Television Compound Location: Organizer/Promoter shall provide a level, hard-surfaced area approximately 150 feet x 150 feet for use by CART Productions and network television production mobile units, broadcast equipment, and personnel. Compound should be located as follows:

          Street Course: As close as possible to the announcement booth or as close to the majority of camera positions as possible, but definitely outside the course.

          Road Course: As close as possible to the announcement booth, as close to the majority of camera positions as possible, preferably outside the course.

          Oval Course: As close as possible to the announcement booth and allowing the most direct cable access to the majority of camera positions as possible, but definitely outside the course.

     Announcement Booths: Climate controlled. An announcement booth should be climate controlled, with air conditioning and insulation in the booth. The booths should have a wide expanse of glare-proof (non-tinted) glass overlooking the pits and track. Sound deadening materials should be used in construction, including proper insulation, carpeting, panelling, and double-paned glass.

     The front window overlooking the track and pits should begin around 3.5 - 4 feet above the floor. The booth should also have windows on the sides of the booth facing the track, around 3 - 4 feet deep from the front of the booth, to provide sight lines up and down the track and pits. Where possible, the back half of each booth should be elevated 4 - 6 inches (minimum) to allow raised sight lines for those working in rear of booth.

     A ledge/table should run the entire width of the front window wall, set under the window and should be well braced to support necessary video monitors, timing and scoring monitors, and audio equipment, etc. Ledge/table should extend 2 feet into the room from the front-windowed wall, and where possible, should provide a removable cut-out against the wall, with a support brace under the cut-out, to allow monitors to be partially recessed on an angle within the ledge/table.

     Access panels, conduits (minimum six (6") inch diameter), and cable troughs should be provided as necessary to allow cables to enter booth for video, audio, timing and scoring, and antennae feeds.

     Entry door should have a locking system installed, so that the room and equipment may be secured. A keyless or combination access system is preferred.

     Organizer/Promoter agrees to provide, at its expense, a U.S. Television Network Booth, three (3) International Television Network Booths and a CART Radio Network Booth. As other international networks (more than three (3)) may wish to originate commentary from the site of a CART event, CART may request, and Organizer/Promoter agrees to provide, additional announcement booths. CART agrees to provide at least thirty (30) days notice to Organizer/Promoter in such cases.


     U.S. Television Network:

          BOOTH SIZE: 15 feet x 15 feet booth.

          LOCATION: Should be placed on the outside of the track and nearest to the start/finish line, providing the widest view of the track and pits. Where possible, booth should be located alone or at one end of any row of booths or suites.

     CART Radio Network:

          BOOTH SIZE: 8 feet x 8 feet booth.

          LOCATION: Preferred placement on the outside of the track and nearest to pit center, providing the widest view of the track and, then, the start/finish line and pits.

     International Television Networks:

          BOOTH SIZE: A minimum of three (3) 8 feet x 8 feet (minimum) booths.

          LOCATION: Preferred placement providing the widest view of the pits and, then, the track and start/finish. Where possible, location should be on the outside of the track.

         ADDITIONAL
         INTERNATIONAL
         BOOTHS: All reasonable costs, subject to competitive bidding, associated with the construction and provision of any additional booths and required facilities for international networks shall be the responsibility of the international network.

ACCESS:

     Organizer/Promoter shall accord all broadcast networks and/or their designees the right to install and maintain at, and remove from, the site of the Event and associated areas such wires, cables, and apparatus as the network or its designee deems necessary for recording and/or telecasting the Event (provided that there shall not be any interference with the use of or means of ingress or egress at the site or associated areas).

SECURITY:

     Organizer/Promoter must provide security, with radio communications, mutually agreed by the parties as sufficient, for all broadcast equipment in the television compound and around the track, including camera, remote, and booth locations. Security should be available from the first evening of arrival through the morning of the last day of departure of all broadcast equipment. Upon compliance with the security provisions contained in this paragraph, Organizer/Promoter shall not be liable for any claims based on the lack of sufficient security.

ADDITIONAL FACILITIES:

     Other networks may mount cameras, in a manner not to interfere with the world feed, that would allow US and international networks to focus on different drivers. Most likely these positions would be near or across from pit lane. The location of these camera positions will be mutually agreed upon by Organizer/Promoter, the networks and CART. The networks would agree to provide at least thirty (30) days notice of intent to supplement world feed cameras.

EQUIPMENT VENDORS:

     Broadcast crews will use best efforts to achieve highest quality, lowest cost for renting equipment from Organizer/Promoter's exclusive source. If this cannot be achieved, then the exclusive track source will not apply to the production company's needs. Due to the cost effectiveness of annual contracts for such products as golf carts, catering and office trailers, etc., it is unlikely that the Broadcasters will be able to honor Organizer/Promoter's exclusive agreements in all categories.

E.  WINNERS CIRCLE

FACILITIES:

     -    A fenced, separate area, preferably away from pit lane

     -    Photographers' riser, placed proportionately to the podium

     -    Raised podium

     - Two separate entrances: One for drivers, team owners and presenters only (if necessary, TV); the other for VIP's, sponsors and photographers


F.  CHAPEL

     Organizer/Promoter shall provide appropriate space and facilities for use as a chapel during all CART Events at a maximum cost to CART of One Thousand ($1,000.00) Dollars.


G.  ELECTRIC/POWER REQUIREMENTS

GENERAL:

     All power supplied shall be 60-cycle and should be clean and stable dependable power, as opposed to generator power, where possible. If "shore" power is not available, dedicated generator power must meet the requirements of the network television production company, including but not limited to: back-up power, redundant systems, frequency controlled, and automatic switch-over features. Organizer/Promoter shall provide an adequate supply of electrical power to service all areas, consistent with the applicable function or activity therein.

MEDIA CENTER:

     Organizer/Promoter shall provide CART Communications staff at least two (2) 110 volt, 20 amp, single phase circuits or equivalent with a minimum of eight (8) electrical outlets. Adequate power and at least one (1) electrical outlet for each assignable seat for press in media center.

ACCREDITATION FACILITIES:

     Organizer/Promoter shall provide at least one (1) 110 volt 30 amp, single phase circuit, exclusive of climate control and lighting, with a minimum of four (4) main power outlets.

OPERATIONS:

         Radio Trailer              220v/240v        2        60 amp single phase
                                                              30 amp single phase
         Timing and Scoring         110v/115v        6        30 amp single phase
         Operations Trailer #1      220v/240v                 60 amp single phase
         Operations Trailer #2      220v/240v                 60 amp single phase
         Medical Center             220v/240v                100 amp single phase

         CART Business Coach        220v/240v                 60 amp single phase
         Timing and Scoring Truck   110v/115v                 50 amp single phase
         Battery Compound           220v/240v                 60 amp single phase
         CART Fuel Compound         110v/115v        4        25 amp single phase
                                                                        (one common ground
                                                                        pursuant to local code)
         CART Tire Compound         220v/240v        2        60 amp single phase
         Scales                     110v/115v                 20 amp single phase
      *  Each Entrant Pit           110v/115v                 30 amp single phase
      *  Each Entrant Pit           110v/115v                 20 amp single phase
         Chief Stewards Trailer     220v/240v                 50 amp single phase

     (*Entrant is defined as a race car with an assigned driver)


TELEVISION AND RADIO:

         Lighting:  Organizer/Promoter shall ensure necessary lighting (minimum of 125 foot candles) is available for television coverage during the Event.


         Power:

         TV COMPOUND - U.S. NETWORK

         Mobile Unit #1               208v                    200 amp  3 phase
         Mobile Unit #2               208v                    200 amp  3 phase
         Uplink Truck #1              208v                    150 amp  3 phase
         Office Trailer #1            208v                    150 amp  single phase
         Office Trailer #2            208v                    100 amp  single phase
         Mobile Support               208v                    100 amp  single phase
         In-Car Camera                208v                     60 amp  single phase
         RF Camera Truck              208v                     60 amp  single phase

         TV COMPOUND - INTERNATIONAL NETWORKS

         Inet Mobile Unit             208v                     200 amp  3 phase
         Uplink #2                    208v                     150 amp  3 phase
         Uplink #3                    208v                     150 amp  3 phase
         Uplink #4                    208v                     150 amp  3 phase

         REMOTE LOCATIONS

         RF Receive Site US #1        110v                     20 amp  single phase
         RF Receive Site US #2        110v                     20 amp  single phase
         RF Receive Site INET #1      110v                     20 amp  single phase
         RF Receive Site INET #2      110v                     20 amp  single phase

         ANNOUNCEMENT BOOTHS

         U.S. Network Production      110v                    20 amp   single phase
         U.S. Network Monitors        110v                    20 amp   single phase
         U.S. Network Audio           110v                    20 amp   single phase
         Radio Production             110v                    20 amp   single phase
         Radio Monitors               110v                    20 amp   single phase
         International #1 Production  110v                    20 amp   single phase
         International #1 Monitors    110v                    20 amp   single phase
         International #2 Production  110v                    20 amp   single phase
         International #2 Monitors    110v                    20 amp   single phase
         International #3 Production  110v                    20 amp   single phase
         International #3 Monitors    110v                    20 amp   single phase


         EACH ADDITIONAL INTERNATIONAL BOOTH

         Additional Production      110v                       20 amp  single phase
         Additional Monitors        110v                       20 amp  single phase

         Minimum of four (4) outlets per electrical circuit in the announcement booths. Air-conditioning/heating systems must be on separate circuits from those shown above. Without separate air-conditioning circuit, broadcast may be jeopardized.


H.  TELEPHONE REQUIREMENTS

GENERAL:

         All line charges reasonably related to CART business activities shall be to the account of Organizer/Promoter; all media telephones require free local access; no credit card slide telephones; as a minimum, the following areas must be supplied telephones which provide access to commercial telephone lines.

MEDIA AREAS:

         Deadline Media Area - One (1) telephone for every two (2) media persons;

         Auxiliary Media Area - One (1) telephone for every four (4) media persons;

         CART Communications Department - Five (5) dedicated unrestricted access lines and instruments shall be provided for the exclusive use of the CART Communications Department staff. All charges related to these telephones are the responsibility of Organizer/Promoter.

ACCREDITATION FACILITIES:

         Two (2) lines, one (1) for telephone and one (1) for facsimile

OPERATIONS:

         As a minimum, the following areas must be supplied telephones which provide access to commercial telephone lines:

         Operations Trailer - Two (2) telephone lines and one (1) facsimile line with facsimile machine;

         Medical Center - One (1) telephone line and (1) facsimile line with facsimile machine;

         CART Business Coach - Two (2) telephone lines and one (1) facsimile line with facsimile machine;

         Race Control - Two (2) telephone lines and one (1) facsimile line with facsimile machine;

         Timing & Scoring - Six (6) telephone lines and (1) facsimile line with facsimile machine;

TELEVISION AND RADIO:

          Television Compound Location: Organizer/Promoter shall ensure twenty-five (25) pair telephone lines are permanently installed in television compound.

         Announcement Booths:

               U.S. Television Network: Two (2) telephone lines, permanently installed.

               CART Radio Network: A maximum of four (4) pair telephone lines permanently installed in booth, as in the past.

               International Networks: A maximum of five (5) pair telephone lines permanently installed in each
                                       announcement booth.


I.  GENERAL

As the execution of the Competition and broadcast coverage of CART events is vital to the success and growth of the Series and each Competition, and as newer and additional technical facilities may be required to meet media, operational and broadcast production standards in order to enhance and upgrade the facility and broadcast quality, Organizer/Promoter agrees to provide reasonable additional space, power, facilities, or other services as may be requested by CART. CART agrees to provide Organizer/Promoter as much advance notice as possible of these additional requirements.

                                  SCHEDULE "B"


                             INSURANCE REQUIREMENTS


In an effort to protect the interest of track owners, Organizers/Promoters, sponsors, CART, its Members, Associate Members and participants, CART has established certain minimum criteria for insurance coverage which must be in effect for all CART Events.

The insurance requirements for CART events consist of the following areas of insurance coverage:

         1.  Spectator and Participant Legal Liability Insurance; and
         2.  Participant Accident Insurance.

The minimum specifications and requirements for acceptable coverage are:

         $10,000,000 LIABILITY INSURANCE  (coverage must be primary)


1.  POLICY FORM

         The policy must be a Comprehensive General Liability form and may be either a manuscript Automobile Racing policy or a Commercial General Liability policy with endorsements that provide the amendments required to cover automobile racing events.

Coverage provided must include, but shall not be limited to:

                  A.       Spectator/Public Bodily Injury Liability.

                  B. Participant Legal Liability - Participant Bodily Injury Liability Participant to Participant Liability.

                  C.       Property Damage Liability
                           1. Including participants' property except when in restricted areas.

                           2. No more than a Fifty Dollar ($50.00) deductible.

                  D. Refreshments/Products Liability including Concession Hard Goods and Host Liquor Liability.

                  E. Personal Injury Liability, including false arrest, detention, imprisonment or malicious prosecution, libel and slander; wrongful entry or eviction.

                  F.       Mobile Equipment Liability.

                  G. Incidental Medical Malpractice Liability including primary coverage for medical professionals.

                  H.       Temporary and Air Ambulance Liability.

                  I.       Off Premises Sign Liability.

                  J. Official Vehicle Physical Damage - Two Hundred Fifty Dollar ($250.00) maximum deductible.

                  K.       Contractual Liability.



2.  MINIMUM LIMITS OF COVERAGE

CART reserves the right to change insurance limits as long as ninety (90) days notice is given to Organizer/Promoter.

         A. 1998 Event - $10 million combined single limits per occurrence for Bodily Injury and Property Damage with no aggregate limit.

         B. 1998 Event - $5 million minimum for Participant Legal Liability. Subsequent Events subject to 50% of limits in place in paragraph 2A.

         C. 1998 Event - $1 million Medical Malpractice Liability with $1 million aggregate per incident. Coverage to include Medical Professionals. (See paragraph 1 [G]).


3.  NAMED INSUREDS

Must include:

                  A. CART, Inc., and Championship Auto Racing Teams, Inc., their officers, directors and employees; Federal Express Corporation; PPG Industries, Inc.

                  B. CART reserves the right to add additional named insureds provided however, that notice be given no later than sixty (60) days prior to the Event.


4.  PERSONS INSURED

Must include:

                  All participants, entrants, sponsors for this Competition, Event or the Series of which the Competition is a part, and CART Members and Associate Members. The definition of participants must include drivers, mechanics, pitmen, officials of the race, and those assisting the officials, event staff, announcers, emergency and safety crews and security personnel and all other persons allowed access to restricted areas. Such definition also applies to CART and support series events.


5.  WAIVER AND RELEASE FROM LIABILITY

                  The insurance policy must require the utilization of a system at all CART Events which secures properly executed and signed "Waiver and Release from Liability" forms from all participants. The procedure for obtaining such executed waivers from CART participants shall be determined by CART.


6.  GENERAL SPECIFICATIONS

                  A. The insurer must be admitted or approved to write insurance in the state, province and country where the insured track is located. The broker or agent must be licensed to transact business in the state, province and country where the track is located. It is Organizer/Promoter's responsibility to inform all participants of all coverages and conditions available throughout the Event.

                  B. The insurer must have a minimum of a "Best A rating", and the name of the insurer must be supplied to CART for the purposes of confirmation.

                  C. The insurer must formally agree to send duplicate notice of cancellation to CART in the event of cancellation a minimum of thirty (30) days in advance of the cancellation. The reason for the cancellation must be included with this notification. The insurer must also formally agree to immediately notify CART of each instance of the insured's failure to remit proper premium or other required payments.

                  D. The agent or broker must submit a narrative explanation of systems, procedures and authority for adjusting and paying liability and participant accident claims.


PROCEDURES FOR OBTAINING APPROVAL OF AND UTILIZING INSURANCE COVERAGE

         1. Any request or submission for approval of insurance coverage not meeting the minimum specifications and requirements or procedures will not be accepted.

         2. To obtain approval for sources of insurance, Organizer/Promoter or its insurance broker must submit a certified true specimen copy of the proposed policy forms to CART at least ninety (90) days prior to the first date proposed to be insured by the insurance.

         3. CART will notify the party submitting the request in writing of the acceptance or rejection of insurance submissions within fifteen (15) days of receipt of the submission. Only formal written approval of the acceptance of insurance coverage by CART shall be considered valid.

         4. Upon acceptance, Organizer/Promoter must provide CART a certified true copy of the actual policy of insurance issued to track operators or Organizer/Promoter at the time of issuance and no later than thirty (30) days prior to the first day of the Event.

         5. Should Organizer/Promoter fail to comply with the above requirements, CART shall have the right to purchase the insurance and obtain reimbursement from Organizer/Promoter.

         6.       PARTICIPANT ACCIDENT INSURANCE FOR CART PARTICIPANTS

                  Organizer/Promoter shall reimburse CART for the cost of participant accident disability, medical and life insurance which minimum coverages for 1998 are as follows:

                  Accidental Death and Dismemberment              $50,000.00
                  Primary Accident Medical                        $150,000.00
                  Excess Major Medical                            $350,000.00
                  Weekly Disability (to 104 weeks)                $    250.00
                  Monthly Disability (to 48 months)               $    300.00

                                  SCHEDULE "C"


                            UNIFIED CREDENTIAL SYSTEM
                         AND FACILITY ACCESS PROVISIONS


CART SEASON CREDENTIALS (PLASTIC PICTURE IDENTIFICATION)

Picture identification cards will be issued to CART participants as provided for in this Agreement. Persons issued this credential may only use this credential as expressly allowed for by the CART Rule Book, and only applies as to their need or function. Any change in costs agreed to by the Promoters' Association and CART will supersede the costs included in this Schedule "C".


A.  TEAMS

Each CART Owner Membership is entitled to a maximum of forty (40) CART picture I.D. license/credentials upon acceptance of application and payment of fees due CART. Additional license/credentials (41-100) may be purchased at a cost of $185.00 each per season. Revenues derived from such purchases less $25.00 per credential will be divided equally among all CART Organizer/Promoters.

These license/credentials are to be issued to team members, i.e., owner, team manager, chief mechanic, crew members, designated team and/or sponsor public relations representative and any other associates the owner desires within the allotted maximum number. This credential will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty
(30) minutes prior to and during the CART race.


B.  DRIVERS

Each driver will be issued a permanent CART picture license/credential. An additional picture license/credential will be issued to the driver's spouse or companion. Both credentials will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the CART race.


C.  INDY LIGHTS OR CART OFFICIAL SUPPORT SERIES

CART will provide credentials to Indy Light competitors, sponsors and suppliers pursuant to provisions in the contract between CART and American Racing Series, which currently includes the following entrant credentials:

         1  - 12 Team Credentials                    (12) Complimentary
         13 - 17                                     (5)  at $145 per credential
         18 - 25                                     (8)  at $250 per credential

Revenues derived from such purchases shall be divided equally among all CART Organizer/Promoters.


D.  OFFICIALS

Each CART official will be issued a permanent CART picture I.D. license/credential. This credential will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty
(30) minutes prior to and during the CART race.


E.  SUPPLIERS AND AWARD PROVIDERS

A reasonable number of suppliers and award providers will be issued credentials as determined by CART. These credentials will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty
(30) minutes prior to and during the CART race.

Each CART authorized supplier may request annual credentials for any number of persons provided that these persons are bona fide members of the supplier's support team needed at the track. Five (5) such credentials will be issued at no charge. For each team supplied, one (1) additional credential will be provided. All credentials issued over and above the allotted number will be charged at a price of $500.00 per credential. Revenues derived from such purchases less $10.00 per credential will be divided equally among all CART Organizer/Promoters. CART has the right to review all requests and, if necessary to ask for a clarification of the role to be performed by each person for whom a credential is requested. If a supplier acquires a credential for a third party under this system (i.e. for a person that is not a bona fide member of the supplier's support team needed at the track), all credential privileges will be revoked.

Each CART authorized award provider shall be entitled to a maximum of five (5) credentials at no charge. Additional credentials may be purchased at a cost of $100.00 each per season. Revenues derived from such purchases less $10.00 per credential will be divided equally among all CART Organizer/Promoters.


F.  MEDIA

CART will issue a limited number of credentials to nationally and internationally recognized journalists and photographers covering the majority of Series Events on assignment for recognized media. They will clearly be marked "MEDIA" and "MEDIA PHOTO" respectively. All media and photo credentials will permit access to the facility and restricted areas including the pit area and media center at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the CART race.


G.  TELEVISION PRODUCTION

Television talent, key production staff and season-long television production crew members are credentialed and marked "Network TV". All "Network TV" credentials will permit free and unrestricted access to the facility and all associated areas including the pit area and media center at all times during any CART event. Individuals accredited by this CART Season Credential marked "Network TV" should receive access to the same areas as any Event credential issued by CART or the promoter to the television production crews. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the CART race.


H.  SPONSORS

A reasonable number of CART sponsors will be issued credentials as determined by CART. These credentials will permit access to the facility and restricted areas including the pit area at all times during any CART Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the CART race.

Each CART sponsor shall be entitled to a maximum of five (5) credentials at no charge. Additional credentials may be purchased at a cost of $500.00 each per season. Revenues derived from such purchase less $50.00 per credential will be divided equally among all CART Organizer/Promoters.


EVENT CREDENTIALS (PROVIDED BY THE ORGANIZER/PROMOTER)

A.  ISSUED BY CART:

         1.  ASSISTANTS

         Organizer/Promoter shall make Event credentials available to CART for those persons assisting CART Officials. These credentials shall be the same type of credentials as those issued by Organizer/Promoter to others assisting in the production of the Event and will permit access to the facility and restricted areas including the pit areas at all times during any CART Event. At specified events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the CART race.

         2.  SPONSORS

         For each Owner Membership accepted by CART the entrant may be entitled to a maximum of twenty (20) credentials per accepted membership for team sponsors. These credentials will permit access to the facility and restricted areas during CART activities. Access to the pit area will be terminated thirty (30) minutes prior to the start of and during the CART race. Each credential purchased hereunder shall apply to all CART sanctioned events during the season and shall be purchased at a cost equivalent to the sum of $45.00 for each permanent race circuit on the schedule and $55.00 for each temporary race circuit on the schedule. Revenues derived from such purchases will be divided equally among all CART Organizer/Promoters.

         3.  ADDITIONAL CREDENTIALS, PASSES, TICKETS AND PARKING

         Organizer/Promoter will provide CART with additional credentials, passes, tickets and parking to be utilized as stated below for distribution at the discretion of CART.

         (A)  CREDENTIALS AND PASSES

         General - Three Hundred (300) credentials for distribution by CART; Access to the pit area will be terminated thirty (30) minutes prior to the start of and during the CART race;

         Drivers - Four (4) credentials to each participating CART driver;

         Broadcast Partners (U.S. and International Television and CART Radio) - Organizer/Promoter will provide all broadcast partners with specifically designated all access "Network TV" credentials, which accord production personnel free and unrestricted access to the site of the event and associated areas otherwise restricted to the general public. These areas are to include the media center, pit lane, paddock, television compound, camera locations, announce booths, hospitality areas, and trackside access for the sole purpose of producing television coverage of the Event. This "Network TV" credential should be restricted for distribution to and use by authorized workers only under the direction of CART. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the CART race.

         Indy Lights - Organizer/Promoter will provide Event credentials for Indy Lights sponsors, suppliers, and guests. CART to coordinate.

         (B)  TICKETS

         General - One Hundred (100) tickets (deluxe grandstand seating) for use by CART - to be received thirty (30) days prior to race day;

         Television Network - Fifty (50) tickets (prime seating location) for intended use by CART's TV Network, to be received thirty (30) days prior to race day.

         (C)  PARKING


         U. S. Television Network - Parking passes shall be provided by Organizer/Promoter up to a total of (64) sixty-four; Forty (40) should allow parking adjacent or as close as possible to television compound, with another twenty (20) providing convenient access to overflow parking; Four (4) service vehicle passes shall also be provided to allow delivery and servicing of equipment to all areas of Event. CART to coordinate;

         International Television Networks - Parking passes shall be provided by Organizer/Promoter up to a total of (17) for ESPN International. Ten
         (10) should allow parking adjacent or as close as possible to the television compound with another five (5) providing convenient access to overflow parking. Two (2) "service" vehicle passes shall also be provided to allow delivery and servicing of equipment to all areas of event. Additionally, four (4) parking passes shall be provided for each other attending international network (excluding ESPN International), preferably located as conveniently as possible to the television compound. CART to coordinate.

         CART Radio Network - Parking passes shall be provided by Organizer/Promoter up to a total of (4) four, including three (3) preferably in a location as close as possible to the radio announce booth, and one (1) "service" vehicle pass to allow for delivery or servicing of equipment to all areas of event. CART to coordinate;

         Media - At least fifty (50) parking spaces shall be provided by Organizer/Promoter for media personnel credentialed by CART in the vicinity of the media center, with convenient overflow parking;

         Competitor Transporter Space - Each entrant (i.e., each separately entered car/driver combination) will be allocated sufficient parking space in the paddock area for one (1) transporter and work area (minimum 85 feet x 31 feet);

         Competitor Motor Coach/Hospitality Space - Each entrant (i.e., each separately entered car/driver combination) will be allocated sufficient parking space for one (1) motor coach (minimum 55 feet x 15 feet); Additional space over and beyond the 55 feet x 15 feet will be charged to the teams, consistent with the CART/Promoter Motorhome Policy.

         Owners/Drivers/Team Affiliates/CART Officials & Staff - Organizer/Promoter will designate a parking area which will accommodate owners, drivers, team affiliates and CART officials and staff. Such area will be located in close proximity to the paddock and/or garage area. CART owners and drivers will have access to park in the paddock or motor coach areas. The number of passes required will be mutually agreed upon by Organizer/Promoter and CART's Registration Manager;

         CART Business Coach - Organizer/Promoter shall provide space in an area easily accessible from the pit and paddock for the parking of CART's business coach;

         Suppliers and Manufacturers - Organizer/Promoter will provide parking and work areas in the paddock for suppliers and manufacturers that provide entrants with products and services;

         Indy Lights or CART Official Support Series - Organizer/Promoter will provide an area in the paddock for Indy Lights transporter parking, competitor work areas, administrative functions and technical inspection. An area close to the paddock for team parking will be available.


B.  ISSUED BY PROMOTER:

         1.  RACE PIT CREDENTIALS

         This Event credential, provided by Organizer/Promoter for issue by the Organizer/Promoter and CART allows the bearer access to the facility, paddock/garage and the pit area at any time during a weekend racing Event. At specified Events, a limited number of special credentials will be issued to allow only necessary and appropriate personnel access to the pit area thirty (30) minutes prior to and during the CART race. Persons with this credential must remain behind the pit wall during on track activity. The dress code will be in effect during races with scheduled pit stops.

         2.  PRACTICE & QUALIFYING CREDENTIALS

         This Event credential, provided by Organizer/Promoter for issue by Organizer/Promoter and CART allows the bearer access to the pit area during all on track activity except races when scheduled pit stops are a part of the race. Persons with this credential must remain behind the pit wall during on track activity. The bearer must leave the pit lane thirty (30) minutes prior to the start of a race with scheduled pit stops.

         3.  REDEEMABLE CREDENTIAL

         This credential provides the bearer general admission and paddock/garage area access, but does not allow admission into other restricted areas. To gain access to the pit area, the bearer must present the credential for validation or reissue and sign the proper waiver at a redemption center. The redemption center will be operated by CART or Organizer/Promoter and will be located in the infield, paddock or other area mutually agreed upon by CART and Organizer/Promoter. The purpose of this credential is to allow distribution of credentials to V.I.P.'s that would be issued a pit access credential prior to the Event. This system will ensure easy access to the facility and not allow pit access until the proper waiver is signed.

         4.  OTHER ACCESS IDENTIFIERS

         There are other access identifiers that are used in conjunction with the above three credentials to allow access into specific restricted areas (trackside access, media center access, etc.) that are provided by Organizer/Promoter for issue by Organizer/Promoter and CART. Organizer/Promoter agrees to provide a list to CART, two (2) weeks in advance of the Event, of all local and regional TV broadcasters accredited by Organizer/Promoter, for the Media Center area.


C. All credentials shall be plainly marked "RACE PIT" or "PRACTICE & QUALIFYING PIT", "MEDIA", "MEDIA PHOTO", etc. Terms such as "HOT PITS" or "COLD PITS" are not acceptable.


RULES

         1.       Credentials are not transferable.

         2. Persons in restricted areas may not enter team areas unless invited, must obey the instructions given by CART officials and security personnel in regards to their safety and well being and may not interfere in any way with the activities of CART participants or the Event. All credentialed persons are bound by the rules set forth in the CART Rule Book which pertain to conduct and safety.

         3.       Persons not properly attired must leave the pit area thirty
                  (30) minutes prior to the scheduled start of the race. Proper attire is defined as including the following tenets:

                           A.  Shorts are not permitted.
                           B. Shirts fully covering the shoulders must be worn at all times.
                           C.  Open-toe shoes are not permitted.

         4. Minors, i.e., persons under the age of eighteen (18) or the legal age of majority in the applicable jurisdiction if greater than the age of eighteen (18), are not permitted in the pit area at any time.


IMPLEMENTATION

         1. All security guards, gate guards, pit workers, registrars and staff members with activities that may be affected by this policy, will be notified of this policy.

         2. All CART Owners, Drivers, Team Managers, Chief Mechanics and corporate Sponsors will be notified of this policy.

                                  SCHEDULE "D"


                          PPG PROGRAM AND OFFICIAL CARS


PACE CARS

The PPG pace cars will serve as the Official Pace Cars at all CART Events sanctioned by CART and shall be the only pace cars referred to as "Official Pace Cars" in any advertising, publicity, or promotion of a CART Event by the Organizer/Promoter.

Track announcers shall identify the PPG pace cars during the parade laps and continue to identify the starting PPG pace car when it starts the race and when it is on the track during caution flag periods.


TICKETS AND CREDENTIALS

Organizer/Promoter shall provide choice seating locations for PPG when it makes ticket purchases for its customers at the same rates, including discounts, provided any other corporation or group. Also, Organizer/Promoter shall provide PPG with a reasonable number of pit passes and parking stickers at no cost.


PROGRAM

Organizer/Promoter shall provide PPG with one (1) full-page, full color ad, for which PPG will furnish color separations, and one (1) full-page of editorial in their program at no cost to PPG.


NEWS RELEASES

The PPG Cup shall be identified in all news releases and publicity issued by Organizer/Promoter.


DISPLAY IN WORK AREA

Organizer/Promoter shall provide an area for the display and maintenance of the PPG Pace Car fleet as required by PPG and CART.


PPG ON TRACK ACTIVITIES

The Event schedule will include time for PPG on track activities. The scheduling (placement and allotted time) of these activities will be consistent with Paragraph 26 of the Organizer/Promoter Agreement and SCHEDULE E.

OFFICIAL CARS

In the event that Organizer/Promoter is able to obtain an official car from a national automobile manufacturer and/or its local auto dealer, the parties agree to designate that car as the Official Car of the Event and Organizer/Promoter shall obtain any revenue derived as a result of the participation of the national automobile manufacturer and/or its local dealer as a sponsor. In the event that the national automobile manufacturer from which Organizer/Promoter obtains a car is a manufacturer of a participating PPG car (whether such car is obtained by the Organizer/Promoter directly from the manufacturer or from a local dealer), CART agrees that such official car, if represented in the PPG fleet, or if not so represented, such other model produced by said manufacturer which is represented in the PPG fleet as may be selected by such manufacturer shall be designated by CART as the Official Pace Car of such Event.



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



                                  SCHEDULE "E"


                                EVENT ACTIVITIES


CART ACTIVITIES

         The appropriate (road course, oval or 500 mile) standard CART schedule will be in effect at all Events, including the "time certain" requirements as implemented by CART.


OFFICIAL SUPPORT SERIES AND PPG PACE CAR ACTIVITIES

         Indy Lights and CART's other support series (maximum of three (3)) shall be entitled to compete at this Event. CART shall have the right to schedule, at any time during the Event, including race day, its support series events as part of the overall CART activities. Standardized schedules similar to the CART standard format schedules will be developed for PPG Pace Car on track activities, Indy Lights, and CART's other support series.


OTHER SUPPORT RACE ACTIVITIES

         Any additional motor racing events must be approved by the CART Vice President, Competition. These activities will be scheduled in a manner which will minimize any interference with any scheduled CART, Indy Lights or CART's other support series and PPG Pace Car on track activities. Support activities should be selected to provide an appropriate complement to CART activities and must be a balanced program and offer good entertainment value to the fans. A one half-hour break between scheduled competition activities is recommended. All on track support activities must be sanctioned by a recognized FIA affiliate. A formal sanction agreement executed between the sanctioning body and the event organizer must be on file with CART. This agreement must verify the performance and obligations of the sanctioning body and the event organizer and must not infer any organizational or operational responsibility to CART. These activities must be held in compliance with the sanctioning body's rules. The participant accident and liability insurance limits and carrier must be acceptable to CART. In addition, celebrity events must comply with the following:

                  1. All drivers must have successfully completed both classroom and on track instruction.

                  2. Race cars must meet the safety requirements prescribed by the sanctioning body of record and as a minimum must be equipped as follows:

                      a) A seat that provides proper driver support in case of impact.
                      b)   A five (5) point competition seat belt and harness.
                      c)   Rollover protection:
                              - roll cage for closed - wheel production-type or -based vehicles;
                              - roll hoop for sports race and open-wheel race cars.

                      d) The electrical system must include an accessible master switch and an impact/rollover switch. Both of these devices must interrupt the current to all onboard circuits.

                  3. Historic and vintage car practice, qualifying, race or exhibition activities will not be scheduled as part of this Event.

                  4. Only one race competition per CART sanctioned event weekend will be scheduled for any support race category.

                  5. Commitments to live television coverage for support activities will not be allowed, as such activities will be interrupted by any delay in the schedule.


ENTERTAINMENT ACTIVITIES

         Parades, exhibitions, stunts and other entertainment activities must be scheduled in a manner which will not interfere with any racing activity. CART does not accept any organizational or operational responsibility for these activities. These activities must be held in compliance with any applicable local, state or federal guidelines or regulations. Event liability insurance must be in place to cover these activities.



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



                                  SCHEDULE "F"


                         POST RACE PROCEDURES/ACTIVITIES


The following post-race Victory Circle procedures are to be followed by all drivers, teams, sponsors, promoters, track and security personnel, P.R. representatives and the media. Procedures may vary at individual tracks by prior arrangement between Organizer/Promoter and CART. In the event of such change, notification will be made in the Drivers Meeting and in the Press Room.

The objectives of these procedures are to develop a uniform handling of the Victory Circle procedure in order to provide for a safe conclusion to the Event, protect the integrity of the live television coverage of the Event, and to present the winning drivers to the fans and the media in a organized fashion that showcases the sport, and the sponsors who support it, in the most positive way possible.

These procedures are meant to provide a guideline for the ideal handling of the conclusion of the Event. Some of these procedures or the order of them may be modified to take advantage of the physical properties of the Competition. It is not meant in any way to deter the spontaneity or enthusiasm associated with winning the race.


VICTORY CIRCLE PROCEDURES

1. The Victory Lane or Winner's Circle podium and backdrop shall be constructed to meet all specifications contained in CART's agreement with its Series title sponsor and shall be subject to the approval of CART and its Series sponsor. A photograph or sketch of the podium shall be provided to CART at least four (4) weeks prior to the Event; CART shall respond within three (3) days. The backdrop may not be covered over. Its appearance or function may not be changed without permission of CART.

2. Security sets temporary fencing across from the track at designated location near the finish line and along the side or sides of the track to form a "U" shape into which the cars will drive. Security will coordinate with the Assistant Technical Director. All personnel are reminded of the CART Rule Book which prohibits the crossing of the track and pit areas during any Competition.

3. Accredited photographers move behind security on up track side to await the top three (3) cars.

4. The top three (3) cars stop perpendicular to security line side by side. Or, alternately, winning car pulls into permanent track Victory Circle where available.

5. Security sets temporary fencing across track behind top three (3) cars, totally surrounding the cars, however, establishing two (2) entry points on opposite ends of the Victory Circle for access. The following personnel will be admitted, with appropriate accreditation: CART officials, Broadcast Partners, owners/teams, driver's immediate family, key sponsor executives, senior track and security, limited other personnel as determined by CART. One of the two (2) entry points should be designated for the exclusive use of the drivers, owners/teams and CART officials.

6. CART Promotions Coordinator gives appropriate tire manufacturer hat to winner for television interviews. Television interviews will be conducted in the following order with priority given to live shows over tape:

         A.       Host TV broadcaster
         B.       Foreign TV broadcaster
         C.       Network radio-if live
         D.       Local radio-if live
         E.       CART Productions

         Note that with three (3) drivers available, some interviews may occur simultaneously. Live television will have preference of interviewing drivers one, two and three without wait. All other driver interviews may be conducted following trophy presentation.

         Teams, P.R. representatives, sponsors and others should respect the integrity of the television broadcast and act appropriately. All three
         (3) drivers should be respected. No unauthorized hats, products, signs, etc. may be thrust in front of Television cameras. No hats may be exchanged during televisions interviews or in front of the camera.

7. Title Sponsor Victory Podium Truck, if applicable, moves into position during interviews.

8. After all television/radio interviews, top three (3) drivers proceed to Victory Podium Truck or permanent podium where available. Security will provide escort for drivers. In the event Television is still live, security will expedite same.

9. Drivers will be presented and interviewed by the track announcer on stage in the following order: 3-2-1

10. Organizer/Promoter may designate and present additional awards as agreed by CART. Such agreement will not be unreasonably withheld. Any additional award presentation must follow the Event trophy presentation to the three (3) drivers and winning team owners.

11. Trophies are presented by executive presenters designated by Organizer/Promoter. Event title sponsor hats are worn. Beauty queens should not be on stage unless stated in pre-existing agreements with title sponsor, or otherwise in accordance with the promotional model program as agreed upon by CART and the Organizers/Promoters.

12.      Winning owner(s) are present on podium for presentation of Trophy.

13. First round of photography. Executive presenters and/or owner(s) leave platform.

14. CART Promotions Coordinator effectuates changes of driver's hats for still photography session(s). This sequence will not appear on television. Hats will be accommodated in the following order:

         A.       Series Title Sponsor(s)
         B.       Team Sponsor(s)


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


         C. Limited number of additional sponsor(s) only by prior agreement-time permitting

15. Organizer/Promoter retains the right to provide champagne which will not be sprayed until all photo sessions are concluded.


VICTORY LAP

Drivers should be showcased to the fans. CART News Managers may accompany drivers if sufficient space is available.

Upon completion of Victory Lap drivers proceed to Press Room for interviews. Security will provide proper escort.

The Victory Lap is optional at the discretion of Organizer/Promoter.




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


                                  SCHEDULE "G"

                 FEDEX SERIES MARKETING AND SPONSORSHIP PROGRAM


Pursuant to paragraph 26B of the Agreement, Organizer/Promoter shall provide at its expense except as otherwise specifically provided the following additional entitlements for the CART Series title sponsor Federal Express Corporation.


FEDEX SERIES MARKETING PROGRAM

Organizer/Promoter shall provide FedEx the following Series marketing entitlements, at no cost to CART or FedEx, except as otherwise stated:

A.       Exclusivity in the "shipping" category, including, but not limited to
         (i) on-site visibility; (ii) on-site sampling activities; and (iii) provider of routine delivery services;

B. The right to brand the program in any mutually determined manner within the defined category;

C. Twenty Thousand ($20,000.00) Dollars hospitality credit to be applied toward site/facility rental, food and beverage;

D. Right to use the term "Associate Sponsor" of each Event; and the rights that are assigned to an Associate Sponsor;

E.       Inclusion in the Event press kit;

F. One (1) full page, four-color advertisement in the Event souvenir program, with content determined by FedEx;

G. One (1) page of editorial in the Event souvenir program, with content determined by FedEx;

H. Ten (10) Diamond Vision messages at downtown courses or where available;

I. Ten (10) public address announcements over race weekend, with content determined by FedEx but subject to approval by CART, which approval shall not be unreasonably withheld;

J. One hundred fifty (150) grandstand/admission tickets, and a discounted ticket pricing program for purchase of additional Event tickets for FedEx employees;

K.       One hundred fifty (150) paddock access credentials;

L. One (1) billboard visible to television exposure in addition to the Event signage rights accorded FedEx as the Series title sponsor as provided below;

M.       One 40' x 40' Expo/Sampling display space in the manufacturing midway;

N.       Right to use Event logo for promotional purposes;

O.       Competition trophies to be delivered to Victory Circle via FedEx truck;

P. One FedEx revenue operation (kiosk) located in CART paddock area for delivery service;

Q.       Space for a FedEx cut-away truck display; and

R. Series Logo or FedEx logo painted on race track surface visible to television exposure, during the Event.


In consideration of the foregoing Series marketing entitlements provided by Organizer/Promoter, CART agrees to pay Organizer/Promoter a total amount equivalent to One Hundred Thousand ($100,000.00) Dollars per Event, which amount will be deducted from the final payment of the Organization and Rights Fee for such Event.


FEDEX SERIES TITLE SPONSORSHIP RIGHTS

Organizer/Promoter shall provide FedEx the following Series title sponsorship rights at no cost to CART or FedEx, except as otherwise stated:

A. One (1) location for a painted sign highly visible to the principal grandstands and to television cameras covering the race. FedEx will assume responsibility and cost for painting the sign.

B. Preferential treatment in placement of temporary banners, signs, and flags at each track for CART Events only. Where there is a tower, or two towers, FedEx's banner shall be placed in a center location, separate and apart from all other signs and banners. FedEx shall receive at no charge at least two (2) choice locations at each track. Additional placement of FedEx signs and banners will be in such locations as may be determined by discussions between Organizer/Promoter and representatives of FedEx.

C. Series Logo or FedEx logo featured in all Event promotional activities, including news releases, posters, marketing brochures, souvenir programs, newspaper inserts, and all tickets;

D. Series Logo or FedEx logo prominently featured on the backdrop of all Victory Circle celebrations and media area backdrops; and

E. Right to hang one (1) banner on the Timing and Scoring tower (at tracks that have such a tower).



GENERAL

A. Where applicable, FedEx shall supply in a timely manner, the necessary promotional material,



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


         color separations, body copy, hospitality requirements, and any other information required to accommodate such marketing and sponsorship entitlements.

B. All production costs associated with the aforesaid entitlements shall be the responsibility of FedEx.



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